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                                                                    EXHIBIT 5.1

                       OPINION OF PETREE STOCKTON, L.L.P.


                                October 3, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Ingles Markets, Incorporated

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Ingles Markets, Incorporated (the "Company"), a North Carolina corporation in connection with the filing by the Company of a Form S-8 Registration Statement (the "Registration Statement") with respect to the registration of One Million (1,000,000) shares of the Company's Class A Common Stock, par value $.05 per share (the "Class A Common Stock") reserved for issuance upon the exercise of options held pursuant to the Ingles Markets, Incorporated 1991 Nonqualified Stock Option Plan (the "Plan").

In the capacity described above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of records and documents of the Company, certificates or statements, or both, of officers and other representatives of the Company, and certificates or statements, or both, of public officials, and have considered such other matters of law and fact as we have deemed appropriate as a basis for the opinions hereinafter set forth, including, without limitation, certified copies of the Articles of Incorporation (the "Articles") of the Company and all amendments thereto provided to us by the Secretary of State of the State of North Carolina.

The opinions set forth in the opinion letter are limited to laws of the State of North Carolina. On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

2. All of the 1,000,000 shares of Class A Common Stock, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable.




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This opinion letter speaks as of the date of its delivery, and we have no obligation to advise you or anyone else of any matter of fact or law thereafter occurring, whether or not brought to our attention, even though that matter affects any analysis or conclusion in the opinion letter.

The opinions set forth in this opinion letter are provided to the addressee hereof for its exclusive use in connection with the filing of the Registration Statement and may be relied upon only by the addressee hereof in connection therewith, may not be relied upon by such addressee for any other purpose or by third parties for any purpose whatsoever and may not be quoted, published or otherwise disseminated without our prior written consent.
However, we consent to the incorporation by reference of this opinion letter in the Registration Statement on Form S-8 and related Prospectus pertaining to the Plan and to the reference to this firm under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

                                                         Very truly yours,

                                                         PETREE STOCKTON, L.L.P.